Exhibit (d.9)

SUB-ADVISORY AGREEMENT

AGREEMENT dated as of March 12, 2019, between BlackRock Fund Advisors, a California corporation (“Adviser”), and BlackRock (Singapore) Limited (Company Registration No.: 200010143N), a company incorporated under the laws of Singapore and whose registered office is situated at 20 Anson Road, #18-01 Twenty Anson, Singapore 079912 (“Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to the iShares Funds named on Appendix A attached hereto (each, a “Fund” and together the “Funds”); and

WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Funds;

WHEREAS, the investment advisory agreement between Adviser and each of iShares Trust, iShares, Inc., iShares U.S. ETF Trust and iShares U.S. ETF Company (each, a “Company”) (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Company is referred to herein as the “Advisory Agreement”) contemplates that Adviser may appoint a sub-adviser to perform investment advisory services with respect to a Fund;

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act of 1940 (the “1940 Act”), and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment. Adviser hereby appoints Sub-Adviser to act as sub-adviser with respect to each Fund as provided in Section 2(c) of the Advisory Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.    Services of Sub-Adviser. Subject to the succeeding provisions of this section and the oversight and supervision of Adviser and the Company’s Board of Trustees/Directors, Sub-Adviser may supervise the day-to-day operations of all or a portion of each Fund and is authorised to perform the following services: (i) act as investment adviser for and manage the investment and reinvestment of those assets of the Fund as Adviser (or other sub-advisers of the Fund, acting under the oversight and supervision of the Adviser) may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) provide investment research and credit analysis concerning the Fund’s investments; (iii) assist Adviser (or other sub-advisers of the Fund, acting under the oversight and supervision of the Adviser) in determining what portion of the Fund’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of the investments made for the Fund; (v) maintain the books and records as are required to support Company operations (in conjunction with record-keeping and accounting functions performed by Adviser); and (vi) enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of Sub-Adviser be necessary or advisable or incidental to the carrying out of the investment advisory services. At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Company’s Board of Trustees/Directors, provide to Adviser or the Fund any of the facilities and equipment and perform any of the services described in the Advisory Agreement. In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may direct, information concerning the purchase and sale of securities for the Fund, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Company under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in such Fund’s prospectuses and statements of additional information (as currently in effect and as they may be amended or supplemented from time to time, the “Registration Statement”), and the resolutions of the Company’s Board of Trustees/Directors.

3.    Other Sub-Adviser Covenants.

(a)    In the performance of its duties under this Agreement, the Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of this Agreement, the Declaration of Trust, Articles of Incorporation or other similar documents of the Company, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund, as set forth in the Fund’s Registration Statement and/or the resolutions of the Company’s Board of Trustees/Directors; and (v) any policies and determinations of the Company’s Board of Trustees/Directors.

(b)    Sub-Adviser further agrees that it:

(a)    will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to such Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, Sub-Adviser, the Company’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of Sub-Adviser to Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Company is affiliated;

(b)    will maintain or cause Adviser to maintain books and records with respect to the Fund’s securities transactions and will furnish Adviser and the Company’s Board of Trustees/Directors such periodic and special reports as they may reasonably request;

(c)    will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of the securities proposed for purchase or sale for the Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund; and

(d)    will treat confidentially and as proprietary information of the Company all records and other information relative to the Company, any of the Fund’s and the Company’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

4.    Oversight by Adviser. The Adviser shall oversee and supervise the performance of the services provided by Sub-Adviser pursuant to this Agreement. The retention of the Sub-Adviser shall in no way reduce the responsibilities or obligations of the Adviser under the Advisory Agreement, and the Adviser shall be responsible for all acts and omissions of the Sub-Adviser, in connection with the performance of the Adviser’s duties under the Advisory Agreement unless otherwise agreed by the parties.

5.    Information. Adviser shall provide Sub-Adviser with all information which, in the view of Adviser, it is reasonably necessary for Sub-Adviser to receive to properly discharge its functions under this Agreement. Without limiting the foregoing, Adviser shall also provide Sub-Adviser with all necessary instructions in relation to the compliance with the requirements of the provisions of Advisory Agreement, the 1940 Act, the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the SEC, in each case applicable to the performance by Sub-Adviser with its obligations under this Agreement and Sub-Adviser is entitled to rely on such instructions in performing its obligations under this Agreement.

6.    Services Not Exclusive. Sub-Adviser’s services hereunder are not deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

7.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company and, subject to compliance with any retention requirements under applicable regulations, further agrees to surrender promptly to the Company any such records upon the Company’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent that such books and records are not maintained by the Adviser).

8.    Expenses. During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder.

9.    Compensation.

(a)    Adviser agrees to pay to Sub-Adviser and Sub-Adviser agrees to accept as full compensation for all services rendered by Sub-Adviser as such a fee at the annual rate set forth on Appendix A attached hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)    For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Board of Trustees/Directors for calculating the value of the Fund’s assets or delegating such calculations to third parties.

(c)    If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Company, with respect to the Fund, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to such Fund to the aggregate fees that would otherwise be paid by the Company to Adviser under the Advisory Agreement with respect to such Fund. Adviser shall inform Sub-Adviser prior to waiving any advisory fees.

10.    Limitation of Liability. Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by the Fund or its shareholders in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. As used in this Section 10, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Fund contemplated herein and partners, directors, officers and employees of the Sub-Adviser and such affiliates.

11.    Indemnity of Adviser. Adviser shall indemnify and hold harmless Sub-Adviser, its employees and its officers against all actions, proceedings and claims and against all costs, demands and expenses (including reasonable legal and professional expenses) arising therefrom which may be brought against Sub-Adviser, its employees and its officers by reason of its performance of its duties under the terms of this Agreement (otherwise than due to a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement).

12.    Indemnity of Sub-Adviser. Sub-Adviser shall indemnify and hold harmless Adviser and its employees against all actions, proceedings and claims and against all costs, demands and expenses (including reasonable legal and professional expenses) arising therefrom which may be brought against, suffered or incurred by Adviser by reason of its performance of its duties under the terms of this Agreement (otherwise than due to a loss resulting from willful misfeasance, bad faith or negligence on Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement).

13.    Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect with respect to the Fund for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board of Trustees/Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company’s Board of Trustees/Directors or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Company (by vote of the Company’s Board of Trustees/Directors or by vote of a majority of the outstanding voting securities of such Fund), or by Adviser or Sub-Adviser, and will terminate automatically upon any termination of the Advisory Agreement between the Company and Adviser in respect of the relevant Fund(s). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

14.    Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.    Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, arrangements or statements (in whatever form/ whether or not in writing) with respect to its subject matter.

17.    Invalidity. If any provision of this Agreement is held to be invalid, unenforceable or illegal, in whole or in part under the law of any jurisdiction, such provision or part shall, to the extent it is so held to be invalid, unenforceable or illegal, be deemed not to form part of this Agreement but the validity, enforceability or legality in that jurisdiction of the remainder of this Agreement shall remain unaffected.

18.    Assignment. This Agreement will terminate automatically in the event of its assignment, as defined in Section 2(a)(4) of the 1940 Act.

19.    Partnership. Nothing in this Agreement shall constitute or shall be deemed to constitute a partnership between the parties hereto and save as set out herein, neither party shall have any authority or power to bind the other party or to contract in the name of or create a liability against the other party.

20.    Confidentiality. Neither of the parties shall, either during the continuance of this Agreement or after its termination, disclose to any person (except with written authority of the other party or unless ordered to do so by a court of competent jurisdiction or any regulatory body) any information (apart from information in the public domain) relating to the assets, business, finances or other affairs of a confidential nature of the other party or its shareholders of which it may have come to possess during the period of this Agreement and each party shall use its reasonable endeavors to prevent any such disclosure as aforesaid.

21.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

22.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of California, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall prevail.

23.    Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUND ADVISORS

By:	/s/ Paul Lohrey
Name: Paul Lohrey
Title: Managing Director

BLACKROCK (SINGAPORE) LIMITED

By:	/s/ Lynda Hall
Name: Lynda Hall
Title: Managing Director

By:	/s/ Patrick Leung
Name: Patrick Leung
Title: Managing Director